Exhibit 99.1

[AVANIR Pharmaceuticals Logo]

FDA INFORMS AVANIR OF REVISED NEURODEX
NDA ACTION DATE (PDUFA) — NOW OCTOBER 30

San Diego, June 19, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) announced that it was advised today in a teleconference with the U.S. Food and Drug Administration (FDA), that the Agency will extend the review period by 90 days for the Neurodex™ new drug application (NDA) for Involuntary Emotional Expression Disorder (IEED). The new PDUFA date will be October 30, 2006. The additional time is needed to allow the FDA sufficient time to review the final study report of the recently completed thorough QT study. For additional information on the results of the QT study, please refer to the Company’s press release issued on June 5, 2006.

“While we are disappointed that there will be a delay in hearing about the status of the Neurodex NDA, we believe the QT data provides added support to the safety profile of the drug,” said Eric K. Brandt, President and Chief Executive Officer of Avanir. “Avanir has had a strong and collaborative relationship with the FDA and we will continue to work to achieve the approval of Neurodex for IEED.”

About Neurodex
Neurodex is a combination of two well-characterized compounds, the active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. The first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through presynaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity.

About AVANIR
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com Avanir’s lead product candidate, Neurodex™ for the treatment of involuntary emotional expression disorder, is the subject of a New Drug Application under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial with Neurodex as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  There can be no assurance that that Neurodex will receive FDA regulatory approval, or that if such regulatory approval is received, Avanir will be able to market Neurodex successfully.  Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the Company.  Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com